Exhibit 10.1
EMPLOYMENT AGREEMENT
          This Employment Agreement (the “Agreement”) is made as of the 15th day of May, 2008 by and between Plexus Corp., a Wisconsin corporation (“Employer”), and Dean A. Foate, a Wisconsin resident individual (“Employee”).
          WHEREAS, Employee is currently employed as the President and Chief Executive Officer of Employer; and
          WHEREAS, the Employer and the Employee previously entered into an employment agreement dated September 1, 2003 (the “Prior Agreement”); and
          WHEREAS, the Employer and the Employee desire to amend the provisions of the Prior Agreement to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make other miscellaneous modifications; and
          WHEREAS, Employee is willing to continue to commit himself to serve Employer upon the terms and conditions herein provided; and
          WHEREAS, Employer and Employee have agreed to restrict Employee’s ability to disclose confidential information and to compete with Employer with respect to the type of business conducted by Employer and its subsidiaries (collectively, the “Company”); and
          WHEREAS, any breach of this Agreement by Employee will cause irreparable injury to Employer; and
          WHEREAS, Employee has consulted with and obtained advice from independent legal counsel concerning the terms and conditions of this Agreement, or has had the opportunity to do so which he has declined; and
          WHEREAS, in order to effect the foregoing, Employer and Employee wish to enter into this Agreement on the terms and conditions set forth below.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed as follows:
     1. Recitals. The recitals set forth above shall constitute and be deemed to be an integral part of this Agreement.
     2. Employment and Acceptance. Employer hereby agrees to continue the employment of Employee as President and Chief Executive Officer during the Term (as hereinafter defined) upon the terms and conditions hereinafter set forth. Employee hereby accepts such employment and agrees:
          (a) Except for illness, vacation periods, and reasonable leaves of absence, to devote all of his working time, attention and energy, using his best efforts, to the duties and responsibilities as are customary for an employee holding a like position in a business of like size and nature to that of the Employer, as well as to any other duties and responsibilities that may be mutually agreed upon in writing between Employer and Employee from time to time; provided, however, that Employee shall be permitted to serve as a director of other noncompeting entities and/or as a director and/or officer of a nonprofit or industry association so long as such activities do not interfere with the performance of Employee’s duties hereunder;
          (b) faithfully to serve and further the interests of Employer in every lawful way, giving honest, diligent, loyal and cooperative service to Employer; and
          (c) to comply with all rules and policies which, from time to time, may be reasonably and uniformly adopted by Employer, including, without limitation, those rules and policies regarding disclosure of information concerning Employer, its business, affairs, plans or customers.
          During the Term it shall not be a violation of this Agreement for Employee to manage personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities as an employee of Employer in accordance with this Agreement.
     3. Base Compensation. As compensation for the services to be performed by Employee under this Agreement, and the noncompetition covenant contained herein, Employer agrees to pay to Employee, and Employee agrees to accept, a continuation of his base salary, at the rate in effect immediately prior to the effective date hereof, payable at Employer’s normal payroll intervals, subject to required payroll withholding provisions. Employee shall be eligible for changes in future years consistent with performance and Employer’s evaluation criteria and compensation policies.
     4. Bonus/Incentive Compensation. Employee shall participate in any bonus or incentive compensation plan of Employer on the terms and conditions determined by the Compensation and Leadership Development Committee of Employer, but in a manner not less favorable than other executive officers of Employer.
     5. Employee Benefits. Employee shall receive benefits that are substantially similar to those offered under Employer’s benefit plans and programs for an executive officer, including, without limitation, any medical, life, disability, and vacation plans and programs, as in effect from time to time.
     6. Stock-Based Compensation. Employee shall participate in Employer’s 2008 Long-Term Incentive Plan, or such other long-term incentive plan as may be implemented in the future, consistent with Employee’s position with the Company and in accordance with the terms of such plan.
     7. Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue until the earliest to occur of the following:
          (a) the termination of Employee’s employment for Cause upon ten (10) business day’s prior written notice to Employee;
          (b) Employee’s termination of employment for Good Reason upon ten (10) business day’s prior written notice to Employer;
          (c) Employee’s or Employer’s termination of Employee’s employment without Cause or without Good Reason upon ninety (90) days’ prior written notice to the other (this notice period shall not extend the Term of this Agreement);
          (d) Employee’s death or Disability; or
          (e) May 14, 2011; provided, however, that on each May 14 thereafter the Term shall automatically be extended for an additional one-year period (restoring the full three-year Term), unless either party notifies the other party in writing at least six (6) months prior to such date of the party’s intention not to extend the Agreement.
     8. Cause. Except as otherwise provided by Section 13(b), the term “Cause” as used herein with respect to the termination of Employee’s employment shall mean:
          (a) A good faith determination by Employer after reasonable investigation that Employee has committed fraud, misappropriation, embezzlement, or theft against or from Employer;
          (b) Employee’s conviction of a felony, or of any other crime that brings discredit to Employer or materially impairs Employee’s ability to perform Employee’s job;
          (c) Employee’s failure to carry out the reasonable directives of Employer or his material duties and responsibilities under this Agreement, after written notice of such failure and a reasonable opportunity to cure; or
          (d) Employee’s material breach of Employee’s obligations of noncompetition or nondisclosure under Sections 14 and 15, respectively, of this Agreement.
     9. Except as otherwise provided by Section 13(b), “Good Reason” shall mean:
          (a) Material reduction of Employee’s base salary under Section 3, opportunity to receive bonus/incentive compensation under Section 4, or benefits under Section 5, stock-

based compensation under Section 6, or other material breach by the Company of its obligations under this Agreement;
          (b) Assignment of Employee to duties inconsistent with and substantially diminished from the responsibilities normally associated with the position specified in Section 2;
          (c) Relocation of Employee to any location outside the Appleton metropolitan area; or
          (d) The delivery by the Company of a notice of non-renewal pursuant to Section 7(e) hereof.
     10. Disability. The term “Disability” as used herein with respect to the termination of this Agreement shall mean the inability of Employee, as a result of physical or mental incapacity, to substantially perform his duties with Employer for a period of three consecutive months.
     11. Separation from Service.
          (a) Employee’s “Separation from Service” shall mean Employee’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with Employer, as determined by Employer in accordance with Treas. Reg. § 1.409A-1(h)(1).
          (b) Unless the context clearly requires otherwise, the phrases “terminates employment,” “termination of employment,” and similar phrases refer to Employee’s Separation from Service.
     12. Compensation Upon Separation from Service.
          (a) In the event that during the Term Employer terminates Employee for Cause (Section 7(a)) or Employee voluntarily resigns without Good Reason (Section 7(c)), or Employee dies or becomes Disabled (Section 7(d)), other than by reason of a Change in Control Termination, or in the event that this Agreement expires naturally at the conclusion of the Term under Section 7(e), Employer shall have no further obligation to pay to Employee or provide Employee with either salary or other benefits, except those entitlements (“Accrued Benefits”) that have accrued as of the date of such termination (“Separation Date”) or to which Employee is entitled under any disability insurance or other applicable plan or program.
          (b) In the event that Employer terminates Employee without Cause or Employee resigns with Good Reason, other than in a Change in Control Termination, Employee shall be entitled, in addition to his Accrued Benefits (which for this purpose shall include any VICP bonus for any performance period ending before the Separation Date, to the extent not theretofore paid) and subject to Section 12(c), to the following:

(i)	Employee shall continue to be paid his then current base salary during the three-year period beginning on his Separation Date (the “Separation Period”).

(ii)	Employee shall be paid, at the same time as bonuses under the Company’s Variable Incentive Compensation Plan (or successor short-term bonus plan) (the “VICP”) are payable to active employees, the VICP bonus to which he would have been entitled had he remained employed throughout the performance year containing the Separation Date, multiplied by a fraction, the numerator of which is the number of days in the performance year through his Separation Date and the denominator of which is 365.

(iii)	On each December 15 during the Separation Period Employee shall receive a lump-sum payment equal to the sum of:
(A)	one hundred percent (100%) of his annual base salary as in effect immediately prior to his Separation Date; and

(B)	the maximum amount of Employer contributions and credits (including matching contributions and credits) for a full plan year under all of the Company’s qualified or nonqualified retirement or deferred compensation plans that are account balance plans.
For purposes of clause (B) above, (x) Employee shall be deemed to be fully vested, (y) it shall be assumed that Employee’s total annual cash compensation and total targeted cash compensation is equal to Employee’s total target cash compensation as in effect immediately before the Separation Date, and (z) for purposes of determining the maximum amount of Employer matching contributions or credits it shall be assumed that Employee elects to maximize elective deferrals to such plan.
(iv)	During the Separation Period Employer shall treat Employee as if he were a continuing employee for purposes of applying the vesting and exercisability provisions of any stock-based awards held by him on the Separation Date.
(v)	During the Separation Period Employee shall be eligible to participate in Employer’s medical, dental, and vision plans, subject to Employee’s payment of any premiums required by such plans at the premium rate applicable from time to time to an active senior executive of Employer with the same level of coverage.

(vi)	Within 30 days after the Separation Date (or such later time as prescribed by Section 12(c)), Employee shall receive a lump-sum payment of the amount (the “Benefits Amount”) that the Company determines is equal to the value of continued participation (on the same basis as in effect immediately prior to the Separation Date) throughout the Separation Period in all welfare plans and the Employer’s executive reimbursement plan, company car, and other similar plans and arrangements, other than plans and arrangements described in clauses (i) through (v) of this Section 12(b), in which the Employee participated immediately before the Separation Date. Such amount shall be “grossed up” for all Federal, state, and local income taxes (deemed for this purpose to be payable at the applicable withholding rates).
          (c) Notwithstanding anything to the contrary herein, any payment (other than a benefit excludable from Employee’s gross income and other than a benefit that will in all events be paid within 2 1/2 months after the year in which it ceases to be subject to a substantial risk of forfeiture) that under Section 12(b) or 13(a) would otherwise be scheduled to be paid before the six-month anniversary of the Separation Date shall instead be made on the Company’s first regular payroll date on or after the six-month anniversary of the Separation Date, unless Employee is not at such time a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with Treas. Reg. § 1.409A-1(i).
          (d) The amounts payable pursuant to this Section 12 or Section 13, as applicable, shall be in lieu of any other severance benefits during the Term or at the end of the Term.
     13. Change in Control.
          (a) In the event Employee’s employment with Employer terminates in a Change in Control Termination (as hereinafter defined), Employee shall be entitled, subject to Section 12(c), to the following:
(i)	Within 30 days after the Separation Date Employee shall receive (x) his Accrued Benefits (which for this purpose shall include any VICP bonus for any performance period ending before the Separation Date, to the extent not theretofore paid), plus (y) his target VICP bonus multiplied by a fraction, the numerator of which is the number of days in the performance year through his Separation Date and the denominator of which is 365.
(ii)	Within 30 days after the Separation Date (or such later time as prescribed by Section 12(c)) Employee shall receive a lump-sum payment equal to three times the sum of:

(A)	his then current annual base salary (or, if greater, his annual base salary as in effect immediately prior to the commencement of the Change in Control Period);

(B)	his then current VICP annual target bonus;

(C)	the maximum amount (based on the assumptions described in the last sentence of Section 12(b)(iii)) of Employer contributions and credits (including matching contributions and credits) for a full plan year under all of the Company’s qualified or nonqualified retirement or deferred compensation plans that are account balance plans; and

(D)	the Benefits Amount (as defined in Section 12(b)(vi), but without excluding the value of medical, dental, and vision plan participation described in Section 12(b)(v)), grossed up in the manner described in Section 12(b)(vi).
(iii)	Employee shall be entitled to the Gross-Up Payment, if any, determined in accordance with Schedule A.
          (b) Definitions.
(i)	“Cause” shall mean the occurrence of any of the following during the Change in Control Period:
(A)	The willful and continued failure of Employee to perform substantially Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board that specifically identifies the manner in which the Board believes that the Employee has not substantially performed Employee’s duties, and after Employee has been given at least 30 days in which to cure such failure; or
(B)	The willful engaging by Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered “willful” unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the

Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.
The cessation of employment of Employee shall not be deemed to be for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in paragraph (a) or (b) above, and specifying the particulars thereof in detail.
(ii)	“Change in Control” shall mean the first to occur of any of the following events, but only to the extent that such event is described in Section 409A(a)(2)(A)(v) of the Code:
(A)	any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired within the 12-month period ending on the date of the most recent acquisition by such person) securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;
(B)	during any period of 12 months (not including any period prior to the execution of this Agreement), a majority of members of the Company’s Board of Directors (the “Board”) are replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;
(C)	any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50 percent of the combined voting power of the stock of the Company but only if such person or group did not own more than 50 percent of the combined voting power of the stock of the Company prior to such acquisition; or
(D)	any person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value of more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all outstanding stock of the Company, or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.
Notwithstanding the foregoing, unless a majority of the incumbent Board determines otherwise, no Change in Control shall be deemed to have occurred with respect to Employee if the Change in Control results from actions or events in which he is a participant in a capacity other than solely as an officer, employee or member of the Board.
(iii)	“Change in Control Period” shall mean the 24-month period beginning on the effective date of a Change in Control.
(iv)	“Change in Control Termination” shall mean Employee’s Separation from Service during the Change in Control Period by reason of (i) Employer’s termination of Employee’s employment other than for Cause (as defined in this Section 13), or (ii) Employee’s resignation for Good Reason (as defined in this Section 13); provided, however, that a Change in Control

Termination shall not include a Separation from Service by reason of the Employee’s death or Disability.
(v)	“Good Reason” shall mean the occurrence of any of the following during the Change in Control Period:
(A)	the assignment to Employee of any duties inconsistent in any respect with Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(B)	a failure by the Company (other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee) to pay or provide any one or more of the following:
(1)	base salary at a rate not less than the rate in effect immediately prior to the Change in Control Date;

(2)	participation in any bonus plan sponsored by the Company, on a basis consistent with that of other comparable employees;

(3)	benefits under welfare plans, practices, policies, and programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company, but in no event providing benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs provided generally at any time after the Change in Control Date to other peer executives of the Company;

(4)	participation in all fringe benefits, deferred compensation programs, expense reimbursement programs, vacation, company car or car allowance, as applicable (if the Employee was receiving such benefit prior to the Change in Control Date), incentive, savings and retirement plans (including the Company’s 401(k) plan and Employee Stock Purchase Plan), practices, policies, and programs applicable generally to other peer executives of the Company, but in no event providing benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs provided generally at any time after the Change in Control Date to other peer executives of the Company; or
(5)	a continuation of annual stock-based awards (or other types of long-term incentive compensation) with a value no less than the value of the last stock-based award received by the Employee immediately before the Change in Control Date;
(C)	the Company’s requiring the Employee to be based at any office or location that is 45 miles or more from the office or location where the Employee is based immediately before the Change in Control Date, or the Company’s requiring the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date; or

(D)	the Company’s failure to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     14. Non-Competition.
          (a) The parties agree and acknowledge that the Company’s profitability, reputation and competitive position in the marketplace depend, in part, on the development and use of highly proprietary knowledge and confidential information and continued amicable relations with the Company’s suppliers and customers. Employee agrees that he will not cause, request, solicit, or advise any suppliers or customers of the Company during the Term or for two years thereafter, to curtail or cancel their business with the Company, other than in the ordinary course of business.
          (b) Employee agrees that during Employee’s employment with Employer and for a period of two years thereafter (with respect to which Employee may be receiving payment under Section 12(b) or 13 hereof, as applicable), the Employee will not:

(i)	Render services, either directly or indirectly, to any Competitor in connection with the development, marketing, promotion, distribution, sale, or licensing of any Competitive Services; or

(ii)	Engage, either directly or indirectly, within the Restricted Area, either on behalf of the Employee or as a representative, agent, employee, officer, director, trustee, stockholder or partner, joint venturer or investor, in the development, marketing, promotion, distribution, sale, or licensing of any Competitive Services.

(iii)	The capitalized terms used in this Section 14(b) shall have the meanings as follows:
(A)	“Business” shall mean the business and operations of the Company.

(B)	“Competitive Services” shall mean a service or product, developed, marketed, distributed or provided by a Competitor, which is the same as or is directly competitive with a service or product constituting a part of the Business and with respect to which the Employee has acquired confidential information by reason of the Employee’s position and duties with the Company.

(C)	“Competitor” shall mean (a) any person engaged in, or about to become engaged in, the development, marketing, distribution or provision of any Competitive Service on behalf of other parties, and (b) any customer of the Company, as of the date of this Agreement or during the Term, which begins to perform for itself services previously provided by the Company.

(D)	“Restricted Area” shall mean, collectively: (a) Outagamie, Winnebago and Brown counties in the State of Wisconsin; and (b) anywhere else within a twenty-five (25) mile radius of any location in any U.S. city in which the Company had, at any time during the Term, a place of business at or through which it engaged in the Business.
(iv)	Nothing in Section 14(b) shall prohibit the Employee from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in this Section, provided that: (A) the Employee is not an officer, director or employee of, or consultant to, such corporation or business enterprise; (B) such securities are held by the Employee for investment purposes only and represent less than five percent (5%)

of the total voting power and of the total equity interests of such corporation or business enterprise; and (C) such securities are listed on a national securities exchange or are regularly quoted in the over-the-counter market by one or more members of the National Association of Securities Dealers.
(v)	It shall not be deemed a violation of this Section 14(b) if the Employee accepts employment with a business entity which is diversified and made up of separate divisions in which, as to parts of its business, is not a Competitor, provided that Employer shall be furnished prior to such employment definitive written assurances satisfactory to it, separately from the Employee and such business entity, that the Employee will not be expected, required or permitted to, and in fact does not, render services directly or indirectly to a division or a part of such business entity which division or part is a Competitor.
          (c) The parties agree that the profitability and reputation of Employer also depend on employment relationships with its employees. Employee agrees that he will not cause, request, or advise any employees of Employer during the Term to terminate or curtail their employment with the Company during the Term (except for performance related terminations in accordance with Employer standards, in consultation with Employer’s Human Resources Department) and for two years after the Term.
          (d) During the Term, Employee shall not be an officer or employee of any other business entity without Employer’s prior written consent, except as otherwise permitted herein.
     15. Confidentiality. Employee recognizes that as a key member of the staff of Employer, Employee occupies a position of trust with respect to business information of a secret or confidential nature, which is the property of the Company, and which was imparted to or developed by Employee from time to time in the course of Employee’s duties. Employee, therefore, agrees that:
          (a) Employee will not at any time or in any manner, directly or indirectly, use or disclose such information, except as specifically directed to do so by Employer or a court of competent jurisdiction;
          (b) immediately upon termination of employment with Employer, he will promptly return to Employer, at its direction and expense, any and all copies of records, drawings, writings, materials, memoranda, computer programs and printouts and other data pertaining to such secret or confidential information; provided, however, that Employee shall be permitted to retain his personal property; and
          (c) information of a secret or confidential nature is any information that would constitute a “trade secret,” including but not limited to, test programs and systems relating to inventory control or any other aspect of the business of the Company; patents and patent applications; copyrights or copyright applications, inventions and improvements, whether patentable or not; writings, whether copyrightable or not; development projects; machines, policies, processes, formulas, techniques, normative data, know-how, data, data bases, computer design, computer programs or software and facts relating to development and implementation of inventory controls relative to the business of the Company, requirements for systems and programs, customer lists, customers’ purchases or rentals, business records, price lists, business plans and forecasts and other trade secrets.
          (d) Provided, however, that subparagraphs (a) and (c) above shall not apply to any such information which (1) was or is in the public domain or (2) hereafter through an act or failure becomes information generally available to the public.
          (e) In addition, the terms of Employer’s Agreement with Regard to Proprietary Information Including Inventions, Patents, Copyrights, Trade Secrets, and Confidential Information, dated as of June 1, 1990 between Employer and Employee (the “Trade Secrets Agreement”) shall remain in full force and effect.
     16. Remedies. In addition to other remedies provided by law or equity, upon a breach by Employee of any of the covenants contained in Sections 14 and 15 hereof, Employer shall be entitled to seek an injunction against Employee prohibiting any further breach of the covenants contained herein. The parties agree that it is impossible to measure in money the damages that may accrue to the Company by reason of Employee’s failure to perform any of his obligations under this Agreement. Therefore, in the event of any controversy concerning rights or obligations under this Agreement, such rights or obligations may be enforceable in a court of competent jurisdiction at law or equity by a decree of specific performance or, if the Company elects, by obtaining damages or such other relief as the Company may elect to pursue. Such remedies, however, shall be cumulative and nonexclusive and shall be in addition to any other remedies which the Company may have.
     17. Assignment. The rights, duties and obligations hereunder may not be assigned or delegated by either party without the other’s written consent.
     18. Notice. Any notice (including notice of change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be made as provided in the Purchase Agreement.
     19. Waiver. The failure to enforce any provision of this Agreement by either party shall not operate or be construed as a waiver of any provision or obligation of either party.
     20. Invalidity of Any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

     21. Section 409A. This Agreement shall be interpreted and administered in accordance with Section 409A of the Code. If Employee or the Company determines that any provision of the Agreement is or might be inconsistent with the requirements of Section 409A, the parties shall attempt in good faith to agree on such amendments to the Agreement as may be necessary or appropriate to avoid adverse tax consequences to Employee under Section 409A of the Code. No provision of the Agreement shall be interpreted to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company.
     22. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.
     23. Headings. Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.
     24. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
     25. Reasonableness of Restrictions. EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT COUNSEL, HAS READ THIS AGREEMENT AND AGREES THAT THE CONSIDERATION PROVIDED BY EMPLOYER IS FAIR AND REASONABLE AND FURTHER AGREES THAT THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE’S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.
     26. Amendment. This Agreement may be further amended or canceled by mutual agreement of the parties in writing without the consent of any other person and, so long as Employee lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.
     27. Entire Agreement. This Agreement, together with the Trade Secrets Agreement and the other documents and materials referred to herein or therein (collectively, the “Effective Agreements”), constitute the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. The Effective Agreements supersede all prior negotiations, agreements and undertakings between the parties with respect to such subject matter, including without limitation the Prior Agreement and the Change in Control Agreement entered into prior to the effective date hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

PLEXUS CORP.
By:	/s/ Ginger M. Jones
Ginger M. Jones, Vice President and CFO

EMPLOYEE:
/s/ Dean A. Foate
Dean A. Foate

SCHEDULE A
Additional Payment
A.1.	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Schedule A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Gross-Up Payment will be made by the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes, in accordance with Section 409A of the Code and Treas. Reg. § 1.409A-3(i)(1)(v) (or any similar or successor provisions).

A.2	Subject to the provisions of Section A.3, all determinations required to be made under Section A.1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the “Accounting Firm”) and consented to by the Employee (such consent not to be unreasonably withheld) that shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Schedule A, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section A.3 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Employee as described in A.1 above, by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes, and to the extent that such taxes are not remitted, such payment shall be made by the end of the calendar year after the year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation.

A.3	Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date that such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date that it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:
(a)	Give the Company any information reasonably requested by the Company relating to such claim,

(b)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(c)	Cooperate with the Company in good faith in order effectively to contest such claim, and

(d)	Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section A.3(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any

Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
A.4	If, after the receipt by Employee of an amount advanced by the Company pursuant to Section A.3, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section A.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section A.3, a final determination of the claim by the Internal Revenue Service, or other final nonappealable settlement or resolution of such claim, is not made by the end of the calendar year following the year in which the Employee remits such taxes, then such advance shall be forgiven as of the last day of such year and shall not be required to be repaid.